EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors
Orphan Medical, Inc.

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 and related Prospectus) of Orphan Medical, Inc. for the registration of 4,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 6, 2004, with respect to the consolidated financial statements and schedule of Orphan Medical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 12, 2004